FOR IMMEDIATE RELEASE:
----------------------


                   HERB HORNSBY TO STEP DOWN AS PRESIDENT AND
               CHIEF EXECUTIVE OFFICER OF CAPE BANCORP, INC. AND
                                    CAPE BANK


     (Cape May Courthouse,  NJ, January 27, 2009) - Cape Bancorp,  Inc. (NASDAQ:
"CBNJ"), the parent of Cape Bank, announced today that Herbert L. Hornsby, Jr. will step down as President and Chief Executive Officer of the Company and the Bank, effective immediately. Hornsby will be succeeded by Michael D. Devlin as President and Chief Executive Officer of Bancorp and the Bank.

     Devlin has served as the Chief Operating Officer of the Bank since the merger of Boardwalk Bank into Cape Bank in January 2008. Bancorp and the Bank also announced that Robert J. Boyer has been promoted to Executive Vice President and Chief Operating Officer, and that Guy Hackney, who was previously Senior Vice President of Accounting and Finance, will succeed Boyer as Chief Financial Officer of the Company and the Bank.

     Hornsby oversaw the transition of Cape Savings Bank from a mutual to stock organization and the simultaneous acquisition of Boardwalk Bank in January 2008. The acquisition created the largest bank headquartered in Cape May and Atlantic counties, which today includes 18 branches and approximately $1.1 billion in assets.

     For further information contact Michael D. Devlin, CEO or Guy Hackney, CFO, Cape Bancorp: (609) 465-5600.


This press release discusses primarily historical information. Statements included in this release, to the extent they are forward looking, involve a number of risks and uncertainties such as competitive factors, economic conditions and regulatory changes in the banking industry. Further information on factors that could affect Cape Bancorp's financial results can be found in the Cape Bancorp's Form 10-K for the year ended December 31, 2007, which was filed by Cape Bancorp with the Securities and Exchange Commission on March 31, 2008.